Exhibit 99.1

          USE OF HYPERTHERMIA THERAPY IN TREATING PRIMARY AND RECURRENT
                 BREAST CANCER HIGHLIGHTS BREAST CANCER CONGRESS

    SALT LAKE CITY, Nov. 8 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that breakthrough uses of hyperthermia therapy in treating both recurrent and primary breast cancer drew much attention and was a major highlight at the twelfth annual Puerto Rico Breast Cancer Conference held in conjunction with the American Cancer Society October 27-29 in San Juan. BSD Medical was a sponsor of the conference, along with co-sponsors including Bristol Myers Squibb, Pfizer, Johnson & Johnson, Merck and Abbott. The congress faculty represented opinion leaders from major universities and cancer research organizations.

    Dr. Ellen Jones of the Comprehensive Cancer Center at Duke University presented the results of two clinical studies using hyperthermia therapy, with the objective of providing better options for breast cancer patients. The first study involving 109 patients has concluded, and offers a very significant new option for women whose breast cancer has recurred in the chest wall, through a second course of radiation coupled with hyperthermia therapy. A second study that will also involve 109 patients with previously untreated advanced breast cancer is underway, with 44 patients thus far accrued and evaluated. The objective of this study is to provide a means for more women with advanced primary breast cancer to avoid surgical breast removal, or to otherwise improve their prognosis to more favorable options.

    Dr. Jones is a researcher in women's cancers, and her research relating to the use of hyperthermia therapy in treating breast cancer has been well published. She and fellow-researchers at Duke University authored a landmark report published May 2005 in the Journal of Clinical Oncology, the official journal of the American Society of Clinical Oncology (ASCO), showing a striking improvement in tumor response for patients with post-mastectomy chest wall recurrence, when hyperthermia therapy is added to conventional radiation therapy. Randomized previously irradiated patients who received hyperthermia therapy along with a second course of radiation experienced a complete response (total disappearance of the tumor) at a rate nearly three times higher (68.2%) than those patients who received the second radiation treatments alone (23.5%). The Duke researchers contend their findings demonstrate that hyperthermia plus radiation should be the new standard of care for these women.

    Dr. Jones also presented preliminary findings for the second clinical trial currently underway at Duke involving hyperthermia to treat 109 locally advanced stage IIB or IIIA/B previously untreated breast cancer patients. Forty-four patients have thus far been evaluated after treatment with a combination of chemotherapy (Paclitaxel and Evocet) and hyperthermia therapy. The hyperthermia treatments were given immediately following the administration of Evocet and were administered with each chemotherapy cycle. The patients were median age 50, and the median tumor size was 5.65 centimeters. The condition of the patients before treatment was as follows: 14 of the 44 had inflammatory breast disease, 19 of the 44 were deemed inoperable even for mastectomy and only 5 of the 44 were considered eligible for breast conservation surgery. The after-treatment results are as follows: patients deemed eligible for breast conservation surgery increased from 5 to 16, 12 of the 44 had a complete pathological response and 20 of the 44 had a partial response. Except for some minor skin irritation, side effects were similar to treatment with chemotherapy alone.

    Dr. Jones received her MD and PhD from Dartmouth College, was an intern at Boston's Beth Israel Hospital and completed her residency in Radiation Oncology at the Harvard Joint Center for Radiation Therapy. She was on the faculty at Harvard Medical School in Radiation Oncology at Brigham and Women's Hospital before joining the Duke University faculty in 1998. She is the Clinical Director of an NCI program project grant studying hyperthermia and perfusion effects in cancer therapy.

    BSD Medical develops cancer therapy systems that employ precision-guided RF/microwave energy to deliver therapeutic heat (including hyperthermia therapy) into tumors to kill cancer cells directly and make radiation and/or chemotherapy more effective. For further information about BSD Medical and its technologies visit the BSD websites at www.BSDMedical.com, www.treatwithheat.com or www.heatcancer.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on the success of any particular presentation of its products or its therapies, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             11/08/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /
    (BSM)